                                                                   EXHIBIT 10.12

January 24, 2000

Mr. Robert Galle
Airadigm Communications, Inc.
2301 Keble Dr.
Little Chute, Wisconsin 54140

Re: Letter of Intent

Dear Bob:

      We recently discussed with you and legal counsel for Airadigm Communications, Inc. ("Airadigm" or "Debtor"), the acquisition of substantially all of Airadigm's assets ("Assets") by RW Acquisition LLC, a limited liability company that is a designated entity (the "Buyer"). AT&T Wireless Services, Inc. ("AWS") will hold a minority, non-attributable interest in Buyer and hereby agrees to guarantee, as more specifically set forth below, the funding to Buyer to enable Buyer to perform its obligations as set forth in this letter. This letter of intent ("LOI") sets forth our agreement concerning the acquisition (the "Transaction") and will serve as the basis for the preparation of a definitive agreement. The principal terms of our agreement follow:

1. Structure of Transaction. Airadigm is currently a debtor in possession in In re Airadigm Communications, Inc., Bkcy. No. 99-33500, in the Bankruptcy Court for the Western District of Wisconsin at Madison (the "Court"). On Monday, January 24, 2000, Airadigm will file a plan of reorganization (the "Plan") as described in more detail below and will seek an Order approving this LOI. Airadigm will request an expedited hearing date for a hearing as soon as permitted by the Court but no later than twenty-one days after the filing of the Plan (the "Hearing Date") to seek Court approval of the terms and conditions of this LOI.

      1.1 The Reorganization Plan. Pursuant to the Plan, the Buyer will acquire substantially all assets of Airadigm, including cash and deposits, free and clear of all liens, claims and encumbrances, and including Airadigm's C-Block and F-Block PCS Licenses, subject to the assumption by Buyer of the obligations to the Federal Communications Commission ("FCC") related to the Licenses (collectively the "Assets") and pursuant to which the Buyer will not assume any liabilities of Airadigm other than those existing under any executory contracts or unexpired leases that the Buyer requests in writing that Airadigm assume and assign to it under the Plan, except as otherwise set forth in the term sheet attached hereto and made a part hereof (the "Plan Term Sheet") setting forth the proposed treatment of the various classes of Airadigm's creditors in the Plan.

      1.2 Binding Nature of This Agreement. Airadigm and Buyer recognize that they cannot enter into a binding agreement for the sale of the Assets without the approval of the Court. Airadigm and Buyer covenant and agree that they shall use all commercially reasonable efforts to obtain Court approval of the terms and conditions of this LOI, making such non-material modifications as the Court may require in an effort to preserve the benefit of the bargain intended to be struck by the parties.

      1.3 Due Diligence. Immediately upon execution of this LOI, Buyer shall complete its due diligence investigation of Airadigm. Airadigm shall provide Buyer with the access to information described in Section 6 below. If, as a result of its due diligence investigation, Buyer is dissatisfied, it shall have the right to terminate this LOI with no further obligations to Airadigm by providing written notice pursuant to Section 12 actually received by Airadigm no later than February 10, 2000.

      1.4 Buyer is Preferred Buyer. Airadigm has already spent considerable time and effort in marketing its Assets and has concluded in its reasonable business judgment that the proposal set out herein makes the Buyer the preferred buyer of substantially all of Airadigm's Assets, on the condition of AWS' guarantee of funding of Buyer's performance of its obligations to Airadigm under this LOI.

      Commencing upon its execution of the LOI, and continuing until the consummation of the purchase of the Assets by Buyer or the termination of this LOI, Airadigm agrees that it will not (and will not permit any of its officers, directors or controlled affiliates to) solicit any commitments, agreements or understandings to any person, firm or corporation (other than Buyer) in respect of any sale or disposition in any manner of the assets or business (or any material portion thereof) of Airadigm or any transaction which would frustrate the intent hereof. If Airadigm is contacted by another potential purchaser of a material portion of its assets or receives any unsolicited proposal (whether oral or written), Airadigm shall immediately notify Buyer of the substance of any unsolicited proposal or any discussions and negotiations. Commencing upon court approval of this LOI, Airadigm may not proceed with any other proposal unless the Court so directs and unless such proposal is a "qualified offer" and is subject to the right to match set forth below in Section 1.5.

      1.5 Right to Match. If Airadigm is directed by the Court to proceed with an unsolicited proposal higher than that of Buyer, then Airadigm shall send a copy of the offer to Buyer, which shall have a period of five (5) business days in which to notify Airadigm that Buyer intends to match the higher offer. If Buyer matches the higher offer, then Airadigm shall accept Buyers higher offer.

      To be a qualified offer, a competing offer to purchase the Assets of Airadigm must be in writing and received by Airadigm no later than fourteen (14) days from the date on which the Court approves this LOI, unless the Court directs that a longer period is required. The offer must match the offer of Buyer in all respects except price and must exceed the Buyer offer by at least $2.5 million.

      To make a qualified offer, an offeror must represent and warrant that it is financially and legally ready to perform if it is the successful offeror, subject to no conditions other than those to which Buyer is subject, and that, if it is not the successful offeror, it will not engage in acts or conduct that will interfere with or disrupt Airadigm's efforts to confirm a plan or obtain an order incorporating the offer of Buyer.

      To encourage Buyer to make the offer set forth in this letter and to compensate it for its due diligence and other expenses, Airadigm shall pay Buyer a breakup fee of $1 Million upon Court approval of Airadigm's acceptance of an offer from another party to buy all or substantially all the Assets at a time when Buyer was ready, willing and able to consummate the purchase of Assets under this LOI. The breakup fee shall be a super-priority administrative claim with priority above all other claims, except for professional and employee administrative claims not to exceed $1 million, and shall be payable to Buyer within twenty (20) business days after Court approval of Airadigm's acceptance of an offer from a party other than Buyer, unless the Court for good cause sets a different date of payment or if Airadigm is unable to perform under its acceptance of the other offer solely due to the FCC's revocation of its C-Block and F-Block licenses.

2. Purchase Price. The Purchase Price for the Assets (the "Purchase Price") will be an aggregate of approximately One Hundred Forty Seven Million Dollars ($147,000,000), as set forth on the Plan Term Sheet. The Purchase Price will be paid by the assumption of certain outstanding debt obligations and the payment of cash, as follows:

      2.1 Assumption of the outstanding Federal Communications Commission ("FCC") obligation of approximately $74 million plus interest that accrues after the date hereof (which assumption shall include paying such interest and late fee in cash as FCC regulations require);

      2.2 Payment of approximately $73 million in cash, to be allocated substantially in compliance with the allocations made on the Plan Term Sheet.

3. Definitive Agreement. Upon the execution of this LOI, Airadigm and Buyer shall proceed in good faith to negotiate a definitive agreement (the "Definitive Agreement") that shall embody the terms set forth herein and containing customary representations, warranties, covenants, and conditions. The Agreement shall contain a representation and warranty by Buyer that Buyer is (or will upon the filing of the FCC application be) fully qualified to be the assignee of Airadigm's C-block and F-block PCS licenses without the need for waiver of the FCC's designated entity rules from the FCC. The Agreement shall be conditioned upon Airadigm's C-Block and F-Block PCS Licenses being in effect and transferable to Buyer. The conditions to Buyer's obligation to close shall be limited to the requirement of FCC consent to the assignment of the FCC licenses to the Buyer, approval of the Court (to the extent not previously obtained) of the transactions set forth in this LOI, and Hart-Scott-Rodino approval, if necessary, and those identified in Section 4 below. Although the parties intend to enter into a definitive agreement containing additional terms and provisions beyond those contained in this LOI, they acknowledge that this LOI represents their agreement on all material terms and intend to be bound hereby (subject to Court approval and approval pursuant to Section 4.1 below), regardless of whether they ultimately enter into a definitive agreement.

4. Additional Conditions.

      4.1 AWS shall execute this LOI and the Definitive Agreement to acknowledge its commitment to guarantee funding to Buyer to enable Buyer to meet its commitments under this LOI; provided, however, this LOI, and its terms which shall be embodied in the Definitive Agreement, shall be subject to prior review and approval by senior management and the Board of Directors (or an appropriate committee thereof) of AT&T Corp. If such approval is not received by February 17, then Airadigm may terminate this LOI. Airadigm shall be an intended third party beneficiary of the commitment by AWS to guarantee funding to Buyer set forth herein with the ability to enforce directly the commitment.

      4.2 Except as approved by Airadigm and Buyer (and, if approved, taken into account in reduction of the Purchase Price), except for the FCC obligations related to the PCS C-Block and F-Block licenses, and except as contemplated by the Plan Term Sheet, the Assets owned by Airadigm shall be free and clear of any and all liens, claims, encumbrances and rights of third parties.

      4.3 To the extent that Buyer requests Airadigm to assume and assign any leases, executory contracts, or licenses that are not current as of the Closing, Buyer shall pay the cost to cure.

      4.4 There shall be no material adverse change in Airadigm's PCS licenses or business (unless such changes are agreed by Airadigm and Buyer) between the date of this LOI and the Closing.

      4.5 Orders shall have been entered by the Court, in form and content reasonably satisfactory to Buyer and Airadigm: (1) approving the LOI, including its Right to Match, (2) approving the disclosure statement filed in connection with the Plan, and (3) confirming the Plan

5. Closing. The Closing of the Transaction contemplated by this LOI (the "Closing") shall take place on the last business day of the month (or, if such day is the last day of Buyer' fiscal quarter, on the next business day) after which: (1) the order of the FCC approving the Transaction shall have become final and non-appealable; (2) the order of any applicable state public utilities commission approving the Transaction shall have become final and non-appealable;
(3) the Order of the Court confirming the Plan has been entered which has not been reversed, vacated, or stayed, and (4) all other conditions to closing are either satisfied or waived by the party entitled to waive such conditions; provided that either party may terminate the Agreement if Closing has not occurred within 6 months after the date of the FCC Public Notice of the filing of the application for consent to the Transaction, unless such failure is due to a breach of the Agreement by the party seeking to terminate; provided further that, neither Buyer nor

Airadigm shall have any right to terminate the Agreement until 12 months after the date of the FCC Public Notice if the delay in Closing is caused by the absence of requisite FCC approval of the Transaction due to the filing of any petition with the FCC seeking to deny such approval or seeking reconsideration of such approval.

6. Access to Information. In connection with the negotiation and preparation of the Agreement and other related documents, Airadigm will, subject to appropriate confidentiality and nondisclosure agreements, make available to Buyer all information relating to Airadigm's PCS systems, and the identity and nature of the claims of all persons who assert claims against Airadigm, equity interests in Airadigm, or any right to receive or subscribe to stock of Airadigm, and Airadigm will provide reasonable access to the management and facilities of Airadigm so that Buyer may conduct a business and legal due diligence investigation as to all matters pertaining to Airadigm's business, assets, liabilities and the Transaction. In the event that the Transaction is not consummated, all documents and copies provided to Buyer by Airadigm and copies of any of the foregoing documents made by Buyer shall be returned to Airadigm.

7. Expenses. Except as set forth in Section 1 with regard to the breakup fee, each party hereto shall bear its own legal and accounting fees and other expenses (including but not limited to any brokerage expenses) incurred by it in connection with the transactions contemplated hereby. Buyer will pay all FCC and other governmental filing fees (including any H-S-R fees) related to the Transaction. Each party represents that it has not utilized the services of any broker or agent in connection with the Transaction. Each party hereby indemnifies and agrees to defend and hold harmless the other party from and against any claims, actions, liabilities, expenses, and losses relating to any finders' or brokers' fees of, or other claims by, any finder or broker engaged or purported to have been engaged by the indemnifying party in connection with the Transaction.

8. Timing. The terms of this LOI shall expire and be deemed void if: (1) a signed copy of this letter is not received by Buyer or before 5:00 p.m., PST, on January 31, 2000; or (2) a Court Order approving this LOI is not entered by February 17, 2000.

9. Confidentiality. Except for disclosure to the creditors of Airadigm, Airadigm and Buyer shall keep this proposed Transaction, this LOI, and the terms of this LOI confidential unless and until Airadigm files a motion with the Court for approval of this LOI.

10. Governing Law. To the extent that the matters set forth in this LOI are governed by state law, this LOI shall be governed by and construed in accordance with the internal laws of the State of New York, without reference to the choice of law provisions thereof.

11. Counterparts. This LOI may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Facsimile signatures are acceptable.

12. Notices. Any notices to be given to Airadigm hereunder shall be delivered by facsimile to

      Mr. Robert Galle, Chief Executive Officer
      Airadigm Communications, Inc.
      (714) 536-4166

      with copies to

      James F. Rogers, Esq.
      (202) 637-2201

      William B. Finkelstein, Esq.
      (214) 939-6100

      Mark Metz, Esq.
      (414) 298-8097

      Leonard Leverson
      (414) 271-8135

      and

      Albert Solochek
      (414) 272-7265

            Any notices to be given to Buyer hereunder shall be delivered by facsimile to:

      With copies to:

      Kris Cone
      (425) 580-4529

      Joe Shickich, Esq.
      (206) 389-1708

      Tom Sullivan
      703-236-1376

      Alicia Wyman
      617-542-2241


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

            If the foregoing accurately sets forth our understanding, we request that you evidence your approval by signing the copy of this letter of intent and returning it to the undersigned.

                                        Sincerely,
                                        RW Acquisition LLC

                                        By:_____________________________________
                                           Its:_________________________________

Accepted and Agreed to this
____ day of _______,2000:

Airadigm Communications, Inc.

By_____________________________
  Its__________________________


AT&T Wireless Services, Inc.

By_____________________________
  Its__________________________

      PLAN TERM SHEET

      A. LIABILITIES TO BE RESTRUCTURED

-------------------------------------------------------------------------------------------
                                                      Estimated
                                                      ---------
      Classes of Claims             Treatment         Claim Amount    Distributions   Notes
      -----------------             ---------         ------------    -------------   -----
-------------------------------------------------------------------------------------------
1.A.  Administrative Claims         Cash                    1,000,000     1,000,000   1
-------------------------------------------------------------------------------------------
1.B.  Administrative Claims         Paid in ordinary
      (Post-petition trade          course of business on     500,000       500,000   2
      payables)                     customary credit
                                    terms
-------------------------------------------------------------------------------------------
2.    Priority claims (primarily    Cash/Deferral
      taxes, wages, etc.)                                     169,000       169,000
-------------------------------------------------------------------------------------------
3.    Secured (DIP Financing)       Assumed                 5,000,000     5,000,000   3
-------------------------------------------------------------------------------------------
4.    Secured Claims
-------------------------------------------------------------------------------------------
4.A.  Ericsson                      Compromised; paid in
                                    cash                   56,875,000    40,000,000   3A
-------------------------------------------------------------------------------------------
4.B.  OEDA                          Compromised; paid in
                                    cash and stock         42,425,000    25,000,000   4
-------------------------------------------------------------------------------------------
4.C.  Wagner real estate            Undecided                 157,500             0   5
-------------------------------------------------------------------------------------------
4.D.  Motor vehicles                Undecided                 162,750             0   5
-------------------------------------------------------------------------------------------
5.    FCC Claim                     Assumed                74,272,011    74,272,011   6
-------------------------------------------------------------------------------------------
6.    Assumed contracts and         Undecided; cure
      equipment leases
-------------------------------------------------------------------------------------------
7.    Assumed real property         Undecided; cure
      leases

-------------------------------------------------------------------------------------------
8.A.  Unsecured claims (trade
      creditor and Wisconsin        Paid in cash           $2,028,000     2,300,000   7
      Wireless claims)
-------------------------------------------------------------------------------------------
8.B.  Unsecured claims (ss.502(g)
      rejection claims              Paid in cash                                      8, 9
-------------------------------------------------------------------------------------------
9.    Existing shareholder/equity   Compromised
-------------------------------------------------------------------------------------------
9.A   Oneida Tribe                  Cancelled 49.9%                             - 0 -
-------------------------------------------------------------------------------------------
9.B.  Wisconsin Wireless            Cancelled 50.1%                             - 0 -
-------------------------------------------------------------------------------------------
                                    TOTAL                $182,589,261   148,241,011
                                    -------------------------------------------------------

----------
     NOTES: (1)   Includes $100,000 retainer paid to Debtor's counsel and
                  $50,000 paid to Debtor's special counsel.

            (2) Buyer will advance no more than $500,000 to pay post-petition trade payables, and only after all availability under the DIP Financing facility has been exhausted.

            (3) Buyer shall pay the DIP Lenders in cash and succeed to rights of lenders under DIP facility.

            (3A) This includes all claims of Ericsson, whether secured, unsecured or administrative, and whether pre-petition or post-petition.

            (4) Includes $5 million of AT&T Corp. Common Stock to be delivered upon closing.

            (5) To be excluded from Assets and will not be conveyed unless purchaser assumes all debt.

            (6)   Plus accrued interest from the date of this LOI.

            (7) Sum of $1,500,000 is to be shared by holders of allowed unsecured claims on a pro rata basis, excluding holders of ss.502(g) rejection claims whose claims arise as a result of Buyer's direction to Airadigm not to assume the holders' executory contracts or unexpired leases. This class shall include any and all claims by Wisconsin Wireless whether secured, unsecured or administrative, and whether pre-petition or post-petition, but shall exclude claims by Ericsson, Inc. or its related or affiliated companies.

            (8) Buyer shall pay, in cash, holders of ss.502(g) rejection claims whose claims arise as a result of Buyer's direction to Airadigm not to assume the holders' executory contracts or unexpired leases a percentage of their claims that is the same percentage actually received by holders of allowed unsecured claims who share in the $1.5 million fund under 8.A.

            (9) Distributions to be made only to holders of allowed claims. Buyer shall be entitled to object to allowance of claims. Airadigm shall have duty to investigate claims and an obligation to object to claims that it reasonably concludes are objectionable in whole or in part.

                         UNITED STATES BANKRUPTCY COURT
                         WESTERN DISTRICT OF WISCONSIN

--------------------------------------------------------------------------------
In re:

      AIRADIGM COMMUNICATIONS, INC.,            Case No. 99-33500
                                                Chapter 11
                        Debtor.

--------------------------------------------------------------------------------

                       ORDER GRANTING MOTION FOR APPROVAL
                          OF TERMS OF LETTER OF INTENT

--------------------------------------------------------------------------------

      On January 27,2000, Airadigm Communications, Inc. (the "Debtor") moved for approval of the terms of a letter of intent with RW Acquisition LLC, and requested an expedited hearing on its motion. The Debtor gave notice of its motion to all creditors and other parties in interest. On February 7, 2000, the Court conducted a hearing on the Debtor's motion. For cause shown, and upon all the records, files, and proceedings had herein, it is hereby ORDERED:

      1. The terms of the Letter of Intent (the "LOI") attached as Exhibit A to the Debtor's motion are approved, except as modified by this order.

      2. Paragraph 8.A. of the Plan Term Sheet attached to the LOI is modified to provide that the distributions to unsecured creditors, other than holders of Code ss. 502(g) rejection claims, shall be modified to read "the lesser of $2,300,000 or the allowed amount of such claims," instead of "$1,500,000.00." The Committee shall review and object to claims as is appropriate.

      3. The first sentence of the second paragraph of Paragraph 1.5 of the LOI shall read: "To be a qualified offer, a competing offer to purchase the Assets of Airadigm must be in writing and received by Airadigm no later than March
1, 2000."

      4. Paragraph 1.5 of the LOI is further modified to provide that "the breakup fee shall be a super-priority administrative expense with priority above all other claims; except for professional, employee, and U.S. Trustee fee administrative claims, not to exceed $1 million."

      5. Paragraph 1.5 of the LOI is further modified by the addition of the following words at the end of that paragraph; "or the FCC's refusal to transfer the licenses, provided the FCC's refusal is not related to matters having to do with the offeror. In exchange for receipt of the $1 million breakup fee, Buyer shall represent and warrant that it will not engage in acts or conduct that will interfere with or disrupt Airadigm's efforts to confirm a plan or obtain an order incorporating the offer of the offeror. Airadigm shall nor accept an offer from another party to buy all or substantially all the Assets unless either: (a) Ericsson Inc. and OEDA consent, or (b) the Court, after notice to Ericsson Inc., OEDA, and the Committee, and a hearing determines that Ericsson Inc. and OEDA are adequately protected as to the DIP Loan and Ericsson Inc.'s first priority pre-petition secured loan and OEDA's second priority pre-petition secured loan."

      6. The second sentence of Paragraph 4.1 of the LOI shall read as follows:
"If such approval is not received by February 17, then either Buyer or Airadigm may terminate this LOI."

      7. The approval of the LOI shall not prejudice the rights of, or bind, any creditor, including but not limited to Ericsson Inc., OEDA and the Committee, with regard to the distribution or allocation among themselves of the Purchase Price (as defined in the LOI) pursuant to the LOI, any plan of reorganization, or otherwise.

      Dated at Madison in the Western District of Wisconsin, this ____ day of February, 2000.

                                        BY THE COURT:


                                        ________________________________________
                                        The Honorable Robert D. Mania
                                        Chief Bankruptcy Judge

Approved as to form:

ERICSSON INC.                           AIRADIGM COMMUNICATIONS, INC.

By: /s/ William Finkelstein             By: /s/ Leonard G. Leverson
    -----------------------------           ------------------------------------
    William Finkelstein                     Leonard G. Leverson
    Roy Prange


ONEIDA ENTERPRISE DEVELOPMENT           UNITED STATES OF AMERICA
AUTHORITY

By: /s/ Mark Metz                       By: /s/ Peter Miller
    -----------------------------           ------------------------------------
    Mark Metz                               Peter Miller


OFFICIAL UNSECURED CREDITORS'           RW ACQUISITION LLC
COMMITTEE

By: /s/ Albert Solochek                 By: /s/ Joseph Shickich, Jr.
    -----------------------------           ------------------------------------
    Albert Solochek                         Joseph Shickich, Jr.


                                       3